THIS DEBENTURE AND THE SHARES OF PREFERRED STOCK OF NSTOR TECHNOLOGIES, INC. INTO WHICH THIS DEBENTURE IS CONVERTIBLE (THE "SHARES"), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS DEBENTURE OR THE SHARES, WHICH COUNSEL IS SATISFACTORY TO THE COMPANY, THAT THE DEBENTURE OR THE SHARES MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW.

THIS DEBENTURE IS NEGOTIABLE, SECURED AND SUBORDINATED TO ANY AND
ALL DEBTS OF THE COMPANY AS PROVIDED BELOW.


     NSTOR TECHNOLOGIES, INC.
     (a Delaware corporation)


     8% Convertible Subordinated Debenture


Amount: $1,000,000                 Dated: July 7, 1998



     NSTOR TECHNOLOGIES, INC., a Delaware corporation ("Company"), for value received, hereby promises to pay to MAURICE HALPERIN or to his order or to such persons as he may designate from time to time ("Holder") in lawful money of the United States of America, upon Holder's presentation and surrender of this 8% Convertible Subordinated Debenture ("Debenture") at the principal office of the Company: (i) the principal sum of One Million Dollars ($1,000,000) on August 7, 1998, 10:00 a.m., local time ("Maturity"), and (ii) interest on the unpaid principal of this Debenture at the rate of eight percent (8%) per annum, payable at Maturity. Payment shall be subject to conversion as provided in Section 1 hereof and to the terms and conditions of this Debenture.

     This Debenture may not be prepaid by the Company prior to Maturity.

     1.   Mandatory Conversion by the Company.


          a. The Company shall be required, on or prior to Maturity, to convert all of the then outstanding principal amount of this Debenture, and any accrued and unpaid interest, into shares of convertible preferred stock, $.01 par value per share, of the Company ("Preferred Stock"), at a conversion ratio of One Thousand Dollars ($1,000) per share of Preferred Stock ("Stated Value"). The number of shares to be issued upon such conversion shall equal: (the principal amount of this Debenture plus accrued and unpaid interest on such amount through the Date of Conversion)/Conversion Price. (For example, if the total principal amount of this Debenture, plus accrued interest of $6,000, were to be converted, the number of shares of Preferred Stock to be issued would equal 1,006,000/1,000, or 1,006.)

          b. In order to exercise the conversion privilege, the Company shall deliver the attached Notice (which must be fully completed and executed) during regular business hours to the Holder. Promptly upon receipt of the Notice, the Holder shall surrender for conversion this Debenture, accompanied by proper assignments for transfer, unless the shares of Preferred Stock issuable upon conversion are to be issued in the same name as the Holder. As promptly as practicable after the surrender of this Debenture, the Company shall deliver or cause to be delivered to the Holder, at the address indicated in the Notice, a certificate(s) for the number of fully paid and non-assessable shares of Preferred Stock issuable upon conversion of this Debenture.

          c. Conversion shall be deemed to have been effected immediately prior to the close of business on the date that this Debenture is surrendered (the "Date of Conversion"). At the Date of Conversion, the rights of the Holder hereunder shall cease and the person(s) in whose name(s) any certificate(s) for shares of Preferred Stock shall have been issued upon conversion ("Certificate Holders") shall be deemed to have become the holder(s) of record of the shares represented thereby. If the stock transfer books of the Company shall be closed on the Date of Conversion, Certificate Holders shall be deemed to have become shareholder(s) of record on the next succeeding day on which the Company's stock transfer books are open.

          d.   Certificates evidencing the shares of Preferred
Stock issued upon conversion of this Debenture shall bear a legend (to the extent applicable) similar to the legend on the face of this Debenture.

          e. No fractional shares of Preferred Stock shall be issued upon conversion of this Debenture. In the event that the principal amount and interest to be converted would result in the issuance of a fractional share of Preferred Stock, such fractional shares, on an aggregate basis, shall be disregarded and the number of shares of Preferred Stock issuable upon conversion shall be, on an aggregate basis, the next higher number of whole shares.

          f. The issuance of a certificate(s) for shares of Preferred Stock upon conversion of this Debenture shall be made without charge to the Holder for any documentary tax (other than Federal or state taxes, if appropriate), expense or related cost in respect to the issuance of such certificate(s).

          h. The Preferred Stock shall be convertible into shares of Common Stock of the Company, par value $.05 per share ("Common Stock"), at a fixed conversion ratio of $0.60 per share of Common Stock, i.e., each share of Preferred Stock, Stated Value $1,000 per share, shall be convertible into 1,667 shares of Common Stock.

          i. After conversion of this Debenture into shares of Preferred Stock, the Company shall promptly file a registration statement with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended ("Act"), covering the shares of Common Stock issuable upon conversion of the Preferred Stock, and shall use its best efforts to have such registration statement declared effective.

      2. No Avoidance. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, nor shall the Holder by any action, avoid or seek to avoid the performance of any of the provisions of this Debenture.

     3. Subordination. Indebtedness evidenced by this Debenture shall be subordinate in interest, and in right of payment as to principal and accrued interest, to the payment of any and all "Senior Indebtedness." "Senior Indebtedness" shall mean: (i) all indebtedness owed to any lender, whether or not secured, including, without limitation all indebtedness under revolving lines of credit and term loans; (ii) all obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptance or other similar instruments;
(iii) purchase money financing incurred in connection with the purchase by the Company of goods, fixtures, equipment or inventory; (iv) capital lease obligations; (v) liens prior in interest to this Debenture by operation of law; (vi) all other indebtedness which does not provide that it is to rank pari passu with or subordinate to this Debenture; and (vii) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to any of the Senior Indebtedness described above.

     4. Default. In the event that the Company: (i) fails to make any payment of principal or interest hereunder when due and such default shall continue for thirty (30) days after written notice thereof has been delivered to the Company; (ii) files a petition or is subject to proceedings for protection under any bankruptcy, receivership, reorganization or insolvency laws;
(iii) makes a general assignment of all or substantially all of its assets for the benefit of its creditors; (iv) has a trustee or receiver appointed for the Company, its assets or a substantial portion of its assets; (v) is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt; or (vi) fails to observe any of the covenants or agreements on the part of the Company contained in this Debenture continuing (without being waived or cured) for a period of thirty (30) days after receipt from Holder of written notice of such failure (unless the issue of whether such failure has been cured is being contested in good faith by the Company); then the Holder may, by written notice to the Company, declare the outstanding principal amount of this Debenture to be immediately due and payable, whereupon the outstanding principal amount hereof shall become and be immediately due and payable, along with any accrued but unpaid interest.

     5. Covenants of the Company. The Company covenants and agrees that during the period within which the conversion rights represented by this Debenture may be exercised, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Preferred Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Preferred Stock as shall from time to time be sufficient to effect the conversion of this Debenture; and if at any time the number of authorized but unissued shares of Preferred Stock shall be insufficient to effect the conversion of this Debenture, the Company shall immediately take such corporate action as may be necessary to increase the authorized but unissued shares of Preferred Stock to such number of shares as shall be sufficient for such purpose.

     6. Negotiability. This Debenture is negotiable. It may be sold, assigned or transferred by the Holder without the prior written consent of the Board of Directors of the Company. Upon the death of the Holder, the Holder's administrator, executor, heir or legatee shall have, upon written notice to the Company, all rights and interests of the Holder in this Debenture. Any sale, assignment, transfer or succession (due to death of the Holder) shall be made in compliance with all applicable Federal and state securities laws, and upon any such event, the Company may issue a substitute Debenture in the name of the new Holder and representing the then outstanding principal and unpaid accrued interest.

     7.   Registration.

          a. The Holder by his acceptance of this Debenture acknowledges that he is aware that this Debenture and the shares of Preferred Stock issuable to him by the Company upon conversion of this Debenture have not been registered under the Act, or the securities laws of any state or other jurisdiction.

          b. The Holder warrants and represents to the Company that he has acquired this Debenture, and, upon conversion of the Debenture, he will be acquiring Preferred Stock, for investment and not with a view to or for sale in connection with any distribution of this Debenture or such Preferred Stock or with any intention of distributing or selling this Debenture or such Preferred Stock.

     8. Shareholder Rights. The Holder shall have no rights as a shareholder of the Company with respect to shares issuable upon conversion of this Debenture until conversion and delivery to the Holder of such shares, and then only with respect to shares so delivered. The Company may conclusively deem the person(s) named as the Holder of this Debenture on the first page hereof as the sole owner of this Debenture, and shall not be bound by any notice to the contrary. Notwithstanding anything herein to the contrary, no person other than the Holder, or his successor in interest under the provisions of Section 6 above, shall have any interest or legal or equitable right under this Debenture.

     9. Severability. In case any provision of this Debenture is held invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

     10. Choice of Law; Venue and Jurisdiction; Legal Proceedings. This Debenture shall be governed by and construed in accordance with the laws of the State of Florida, without reference to choice of law principles, and the sole jurisdiction and venue for any claim, suit, or proceeding brought in connection with this Debenture shall be Palm Beach County, Florida. In any suit, action or proceeding arising out of or in connection with this Debenture, the prevailing party shall be entitled to an award of the reasonable attorneys' fees and disbursements incurred by such party in connection therewith.

     11. Business Day. If any interest payment date, Date of Conversion, Redemption date or the Maturity date under this Debenture shall not be a business day in the State of Florida, payment may be made on the next succeeding day that is a business day, and shall be deemed hereunder as made on such interest payment date, Date of Conversion, Redemption date or Maturity date, notwithstanding any other provisions contained in this Debenture.

     12. Notices. Unless otherwise provided herein, all demands, notices, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered in person or mailed first class, postage-paid, addressed (i) if to the Company, to the Company's principal business office in the State of Florida, and (ii) if to the Holder, at the last address for the Holder listed on the records of the Company.

     13. Modification. This Debenture represents the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes any and all other prior agreements between the parties. The terms and provisions of this Debenture cannot be modified or amended orally or by course of dealing or conduct, or in any other manner, except in a writing signed by the party against whom enforcement is sought.

     14. Binding Effect. This Debenture shall be binding on and inure to the benefit of the respective parties hereto and their successors and assigns.

     15. Captions. Section captions are provided for the convenience of the parties and are not intended to affect the interpretation, performance or enforcement of this Debenture.

     16. Compliance With Law. It is the responsibility of the Holder ensure that all payments received by the Holder comply with all tax, securities and other applicable laws, rules, and regulations of all applicable authorities, and to provide the Company with any written consents or other documents necessary for compliance with such laws, rules and regulations.

     IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its authorized officer and its corporate seal to be affixed hereto, as of this 7th day of July, 1998.




                              NSTOR TECHNOLOGIES, INC.,
                              a Delaware corporation



[Corporation Seal]                 By: MARK LEVY
                              Its:  VICE PRESIDENT



     Amendment No. 1 to 8% Convertible Subordinated Debenture

     This Amendment No. 1 to 8% Convertible Subordinated
Debenture is made as of the 6th day of August, 1998 between nStor
Technologies, Inc. (the "Company") and Maurice Halperin (the
"Investor").

     WHEREAS, the Company has issued to the Investor an 8%
Covertible Subordinated Debenture dated July 7, 1998 in the amount of $1,000,000 (the "Debenture");

     WHEREAS, the Investor is the holder of the Debenture on the date hereof; and

     WHEREAS, the Company and the Investor desire to amend the Debenture as set forth herein;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknolwedged, the Company and the Investor agree as follows:


     1. The two operative paragraphs immediately preceding numbered paragraph 1 of the Debenture shall read in their entirety as follows:

          NSTOR TECHNOLOGIES, INC., a Delaware corporation ("Company"), for value received, hereby promises to pay to MAURICE HALPERIN or to his order or to such persons as he may designate from time to time ("Holder") in lawful money of the United States of America, upon Holder's presentation and surrender of this 8% Convertible Subordinated Debenture ("Debenture") at the principal office of the Company: (i) the principal sum of One Million Dollars ($1,000,000) on September 18, 1998, 10:00 a.m., local time ("Maturity"), and (ii) interest on the unpaid principal of this Debenture at the rate of eight percent (8%) per annum, payable at Maturity. Payment shall be subject to conversion as provided in Section 1 hereof and to the terms and conditions of this Debenture.

          Subject to the conversion privilege provided in Section
1 hereof, this Debenture may not be prepaid by the Company prior to Maturity.

     2. Prior to Maturity, the Investor agrees not to transfer or otherwise negotiate the Debenture to any other person.

     3. Other than as set forth herein, the Debenture shall remain in full force and effect accordance with its terms.

Dated: August 7, 1998

NSTOR TECHNOLOGIES, INC.,               The Investor
a Delaware corporation


By:  MARK LEVY                     MAURICE HALPERIN
                                   By:  Jim Scutti,
Its:  VICE PRESIDENT                    Attorney-in-Fact